Exhibit 99.1
Post Holdings Acquires Organic and Natural Cereal, Granola and Snacks Business of Hearthside Food Solutions

St. Louis, Missouri - May 28, 2013 - Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals, today announced it has completed the previously announced acquisition of the branded and private label cereal, granola and snacks business of Hearthside Food Solutions, a portfolio company of Wind Point Partners.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC and Attune Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company's founding in 1895. Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Our products are manufactured at five facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; Niagara Falls, Ontario; and Eugene, Oregon. Post's portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. With the acquisition of Attune Foods, Post's portfolio of brands now also includes Attune®, Uncle Sam®, Erewhon®, Golden Temple®, Peace Cereal®, Sweet Home Farm® and Willamette Valley Granola Company®. Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Robert Vitale, Chief Financial Officer
(314) 644-7601